                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                -----------------


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                         GALAXY NUTRITIONAL FOODS, INC.

           -----------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, Par Value $0.01 per Share

           -----------------------------------------------------------
                         (Title of Class of Securities)


                                   36317Q 10 4

                                -----------------
                                 (CUSIP Number)


                                 October 8, 2001
           -----------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)





         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ]  Rule 13d-1(b)
         [ ]  Rule 13d-1(c)
         [X]  Rule 13d-1(d)

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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
-------------------------------------------                                   ------------------------------
CUSIP No.         36317Q104                               13G                 Page   2   of    5      Pages
          -------------------------                                                -----     ----
-------------------------------------------                                   -------------------------------

=============================================================================================================
       1          NAME(S) OF REPORTING PERSON(S)
                  I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S) (Entities Only))

                  FREDERICK A. DELUCA

-------------------------------------------------------------------------------------------------------------
       2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                                           (a)

                                                                                           (b)
-------------------------------------------------------------------------------------------------------------
       3          SEC USE ONLY
-------------------------------------------------------------------------------------------------------------
       4          CITIZENSHIP OR PLACE OF ORGANIZATION

                  UNITED STATES OF AMERICA

-------------------------------------------------------------------------------------------------------------
                                      5      SOLE VOTING POWER
            NUMBER OF
                                             714,286 SHARES
             SHARES
                                   --------------------------------------------------------------------------
          BENEFICIALLY                6      SHARED VOTING POWER

            OWNED BY                         0
                                   --------------------------------------------------------------------------
              EACH                    7      SOLE DISPOSITIVE POWER

            REPORTING                        714,286 SHARES
                                   --------------------------------------------------------------------------
             PERSON                   8      SHARED DISPOSITIVE POWER

              WITH                           0
-------------------------------------------------------------------------------------------------------------
       9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  714,286 SHARES
-------------------------------------------------------------------------------------------------------------
       10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                  (See Instructions)


                  [ ]
-------------------------------------------------------------------------------------------------------------
       11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  6.6%
-------------------------------------------------------------------------------------------------------------
       12         TYPE OF REPORTING PERSON (See Instructions)

                  IN

=============================================================================================================


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ITEM 1(A)          NAME OF ISSUER:

                   Galaxy Nutritional Foods, Inc.

ITEM 1(B)          ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                   2441 Viscount Row, Orlando, Florida 32809

ITEM 2(A)          NAME(S) OF PERSON(S) FILLING:

                   Frederick A. DeLuca
ITEM 2(B)          ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                   c/o Doctor's Associates, Inc., 325 Bic Drive, Milford, Connecticut 06460

ITEM 2(C)          CITIZENSHIP:

                   United States of America

ITEM 2(D)          TITLE OF CLASS OF SECURITIES:

                   Common Stock, par value $0.01 per share

ITEM 2(E)          CUSIP NUMBER:

                   36317Q104

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                   (a)      [ ]     Broker or dealer registered under section 15
                                    of the Act (15 U.S.C.78o).

                   (b)      [ ]     Bank as defined in section 3(a)(6) of the
                                    Act (15 U.S.C.87c).

                   (c)      [ ]     Insurance company as defined in section
                                    3(a)(19) of the Act (15 U.S.C. 78c).

                   (d)      [ ]     Investment company registered under section
                                    8 of the Investment Company Act of 1940 (15
                                    U.S.C. 80a-8).

                   (e)      [ ]     An investment adviser in accordance
                                    with ss.240.13d-1(b)(1)(ii)(E).

                   (f)      [ ]     An employee benefit plan or endowment fund
                                    in accordance with
                                    ss.240.13d-1(b)(1)(ii)(F).

                   (g)      [ ]     A parent holding company or control person
                                    in accordance with ss.13d-1(b)(ii)(G).

                   (h)      [ ]     A savings association as defined in section
                                    3(b) of the Federal Deposit Insurance Act
                                    (12 U.S.C. 1813).

                   (i)      [ ]     A church plan that is excluded from the
                                    definition of an investment company under
                                    section 3(c)(14) of the Investment Company
                                    Act of 1940 (15 U.S.C. 80a-3).

                   (j)      [ ]     Group, in accordance
                                    with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4.            OWNERSHIP.

                   (a)      Amount beneficially owned:

                            714,286 SHARES

                   (b)      Percent of class:  6.6%

                   (c)      Number of shares as to which such person has:

                           (i)      Sole power to vote or to direct the vote:
                                    714,286 SHARES

                           (ii)     Shared power to vote or to direct the vote:
                                    0

                           (iii) Sole power to dispose or to direct the disposition of: 714,286 SHARES

                           (iv) Shared power to dispose or to direct the disposition of: 0

ITEM 5.            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                   If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]


ITEM 6.            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                   PERSON.

                   Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                   Not applicable

ITEM 8.            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                   Not applicable

ITEM 9.            NOTICE OF DISSOLUTION OF GROUP.

                   Not applicable

ITEM 10.           CERTIFICATIONS.

                   Not applicable



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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                             January 11, 2002
                                          ------------------------------------
                                          (Date)


                                             /s/ Frederick A. DeLuca
                                          ------------------------------------
                                          (Signature)


                                             Frederick A. DeLuca
                                          ------------------------------------
                                          (Name/Title)